                                                                    EXHIBIT 8(g)


                          CONSULTING SERVICES AGREEMENT

         This agreement (the "Agreement") is entered into this ___ day of ______, 1999 (the "Effective date"), by and between McCamish Systems, L.L.C. ("McCamish"), a Georgia limited liability company with its principal place of business at 6425 Powers Ferry Road, Third Floor, Atlanta, Georgia 30339, and Farmers New World Life Insurance Company ("Farmers"), a Washington corporation with its principal place of business at 3003 77th Avenue SE, Mercer Island, WA 98040.

         WHEREAS the parties plan to enter into a Master Administration Agreement for the provision by McCamish, as an independent contractor, of policy administration services to Farmers with the understanding that, in order to do so, the VPAS(R) Life Insurance System will be enhanced by McCamish, working with Farmers and at Farmers' cost, to incorporate changes required to support Farmers' operations, systems and objectives; and

         WHEREAS, McCamish agrees to provide certain services and resources as a condition precedent to the execution of the aforementioned Master Administration Agreement,

         NOW, THEREFORE, Farmers and McCamish hereby agree as follows:

1.       CONSULTING SERVICES:

         1.1 Work Orders. "Work Orders" shall mean and refer to documents referencing this Agreement and specifying work to be accomplished by McCamish and to be paid for by Farmers. Work Orders shall, once executed, become a part of this Agreement and shall define the scope of work to be accomplished in conjunction with a specific project and shall estimate the cost for accomplishment of this work. Project details, including, without limitation, methodologies, deliverables, staffing (including the identified project manager), project plans, acceptance standards, payment amounts and terms shall be provided in the Work Order.

         1.2 Services. Subject to all of the terms and conditions of this Agreement, McCamish will perform services for Farmers as the parties may from time to time agree to and set forth in the Work Orders (the "Services") and will develop the materials, products, computer programs (both in source code and object code form), documentation and other deliverables set forth in such Work Orders (the "Work Product"), according to the specifications and schedules contained therein (the "Specifications"). Farmers agrees that McCamish is not responsible for providing any Services not set forth in a Work Order, unless otherwise agreed in a Change Request as set forth in Section 5.

         1.3 Work Order No. 1. As of the Effective Date, the parties have agreed upon and set forth in Work Order No. 1 the Specifications for the initial project to be undertaken hereunder.


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2.       FARMERS AND MCCAMISH RESPONSIBILITIES:

         2.1 Perform and Provide Materials. Farmers shall perform the tasks set forth in the Work Orders, as a condition to McCamish's obligations to perform thereunder. In addition, if requested by McCamish, Farmers shall use its best efforts to provide McCamish, at no charge, with accurate and reliable versions of all necessary information, data, files, documents and other records requested by McCamish to perform the Services, and with such other resources as may be specified in the Work Order.

         2.2 Access to Facilities. McCamish shall provide Farmers and its authorized agents full and free access, during ordinary business hours, to all software, products, computer programs (both in source code and object code form), documents, records, reports, books, files, procedures for safekeeping, and other materials relative to this Agreement that are maintained by McCamish. Farmers or its duly authorized agents including, but not limited to Farmers' independent auditors, have the right under this Agreement to perform on-site audits of all such material at McCamish's facilities in accordance with reasonable procedures and at reasonable frequencies. At the request of Farmers, McCamish will make available to Farmers, or its duly authorized agents, all reasonably requested records and documents.

         2.3 Back-Up Copies of Work Product. McCamish shall generate back-up copies of all Work Product (including, but not limited to, back-up computer tape files of all computer programs, software and value tables) created or modified by McCamish pursuant to this Agreement, on a daily basis and maintain and store such back-up copies in an off-premises location. The purpose of these back-up procedures is to permit recovery in the event of destruction of any of the Work Product. Farmers may review the procedures in effect and inspect the storage facility upon demand.

         2.4 Promotion of Farmers' Interests. McCamish shall endeavor to promote the interests of Farmers as contemplated by this Agreement and shall at all times conduct itself so as not to affect adversely the business, good standing or reputation of itself or Farmers.

         2.5 Correction of Malfunctions and Errors. In the event a malfunction of any Work Product or any part of any Work Product causes an error or mistake in any record, report data, information or output under the terms of any Work Order, McCamish shall at its expense correct and reprocess such record, report, data, information or output provided that Farmers notifies McCamish in writing of such error or mistake as soon as practical after discovery.

         2.6 Best Efforts to Meet Schedules. McCamish acknowledges that it is of the utmost importance to Farmers that the Phase One and Phase Two Releases of Project One be completed as of the dates stated in the "Billing and Fee Schedules" section of Work Order No. 1. McCamish also acknowledges that Farmers will suffer significant irreparable harm if the deliveries of Phase One or Phase Two are not distributed to Farmers as of the dates specified therein. Accordingly, McCamish agrees to use its best efforts to complete the Phase One and Phase Two Releases of Project One within the month of January 2000 and April 2000



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

respectively (collectively, the "Completion Dates").

         2.7 Communication of Delays and Good Faith Negotiation. McCamish agrees that if, at any time and for any reason, it appears that it will be unable to meet either of the Completion Dates, it will immediately communicate such information, and the reason for the delay, to Farmers. Farmers agrees to immediately communicate any changes in the scope of Work Order No. 1, its variable insurance products, systems, operations or software development needs that may affect the ability of McCamish to complete the Phase One and Phase Two Releases of Project One by the Completion Dates. If either party communicates to the other information which makes it evident that there may be a delay in meeting either Completion Date, both McCamish and Farmers agree to negotiate in good faith to take whatever action(s) the parties deem appropriate to fulfill the purposes and spirit of this Agreement and Work Order No. 1.

3.       SERVICE FEE:

         3.1 Charges. In consideration of the Work Product and Services provided to Farmers hereunder, Farmers shall pay to McCamish, at the rate and under the terms set forth in the applicable Work Order, fees for the Services and Work Product in U.S. dollars in immediately available funds (the "Service Fee") in accordance with the payment schedule set forth in Section 4.1.

         3.2 Taxes. Farmers shall also be responsible for the payment of all applicable sales, use and other like taxes payable in connection with the Service Fees, with the exception of income taxes incurred by McCamish in connection with this Agreement.

         3.3 Expenses. Farmers shall pay, or reimburse McCamish, for those out-of-pocket expenses, including, but not limited to, travel and travel-related expenses, lodging, meals, car rental, telephone, shipping and insurance, that are actually incurred by McCamish at the request of, and with the approval of, Farmers in connection with the performance of this Agreement. When on site travel outside of Georgia is requested by Farmers and travel is conducted on a normal workday, McCamish will bill Farmers for actual hours worked. When on site travel outside of Georgia is requested by Farmers and travel is not conducted on a normal workday (weekends, holidays) Farmers is to be billed for one hundred fifty percent (150%) of actual travel hours for travel on holidays and one hundred (100%) of actual travel hours for travel on weekends. Reasonable and customary travel expenses incurred by McCamish will be billed to Farmers. Travel expenses incurred by McCamish personnel on behalf of Farmers shall be consistent with Farmers travel policy. Such travel policy is available upon request.

4.       TIME OF PAYMENT:

         The Service Fees will be billed to Farmers on a monthly basis in accordance with the terms of the Work Order. Properly-invoiced Service Fees will be due and payable within thirty (30) days after receipt of the invoice.


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5.       CHANGE SERVICES PROCEDURE:

         In the event that Farmers wishes to change the scope of the Services provided pursuant to a Work Order, Farmers shall specify such changes to McCamish. McCamish will determine if any changes in resources are required and the effect on schedules and prices, and shall complete a form in the format set forth in the attached Change Request. No action will be taken by McCamish, and McCamish shall have no responsibility for performing any work contemplated by such Change Request, until execution of the Change Request by an authorized representative of Farmers, and the return of such Change Request to McCamish. Upon such execution, the completed Change Request shall be deemed an amendment to the applicable Work Order and the services covered under the Change Request will be performed according to the terms of this Agreement and the Work Order, to the extent such terms are not changed in the text of the Change Request.

6.       DEFAULT AND TERMINATION:

         6.1 Term. This Agreement is effective when signed by both parties and thereafter shall remain in effect until completion of the Services and delivery of the Work Product or upon termination of this Agreement.

         6.2 Termination for Default. In the event a party fails to perform and/or observe any term, covenant or condition of this Agreement and fails to cure such default within a period of thirty (30) days following notice of such default from the non-defaulting party, the non-defaulting party, at its option, shall have the right to terminate this Agreement at the end of such thirty (30) day period upon an additional written notice to the defaulting party.

         6.3 Termination for Convenience. Farmers may terminate this Agreement at any time upon forty-five (45) days prior written notice to McCamish. In the event that such termination occurs during a period in which Services under a Work Order are continuing, Farmers shall be obligated to pay McCamish for Services rendered through the date of termination, and any other amounts due upon termination as may be specified in such Work Order.

7.       NONSOLICITATION:

         Each party hereto hereby agrees that so long as this Agreement is in full force and effect and for a period of two (2) years thereafter, it will not solicit for employment or endeavor to entice away from the other, any person who is then in the employ of such other party hereto. Each party acknowledges that in the event that it breaches this section of this Agreement, the other party will suffer irreparable harm for which no adequate remedy at law exists and that the other party may apply for a permanent injunction against the breaching party restraining and enjoining such conduct.


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8.       REPRESENTATIONS AND WARRANTIES:

         8.1 Power of Authority. Farmers and McCamish each represents and warrants to the other that it has the right, power and authority to enter into and be bound by this Agreement and that the individual who has executed this Agreement on its behalf is duly authorized to do so.

         8.2 Proprietary Rights. McCamish represents and warrants to Farmers that McCamish has the right to develop and provide the Work Product and Services to Farmers pursuant to this Agreement and that the Work Product will not infringe any United States patent which has issued as of the Effective Date, or any copyright or trade secret of another third party.

         8.3 Indemnification. Notwithstanding any indemnification liability McCamish may have other than under this Agreement (e.g., any indemnification arising under statute or regulation applicable to the activities conducted hereunder), McCamish shall indemnify and hold harmless Farmers and its affiliates, and any partner, officer, director, employee, or agent of any of the foregoing, against any and all losses, claims, damages, expenses or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of or defending, any action, suit or proceeding or any claim asserted or any alleged loss, liability, damage or expense and reasonable legal counsel fees incurred in connection therewith), to which Farmers and its affiliates, and any partner, officer, director, employee, or agent of the foregoing may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses or liabilities result: (1) because of a claim that the Work Product, or Farmers' use thereof pursuant to this Agreement, infringes upon any United States patent, or any copyright or trade secret of another party; (2) because of the non-performance or breach by McCamish or any of its officers, directors, employees, agents, or subcontractors, of any provision of this Agreement including, but not limited to, any covenant, representation or warranty herein; (3) from any acts or omissions of McCamish or any of its officers, directors, employees, agents, or subcontractors, that are not in accordance with this Agreement, including, but not limited to, any violation of applicable law; (4) from McCamish's failure to perform the Services and/or develop the Work Product set forth in the Work Orders in accordance with the specifications and schedules contained therein; or (5) from the failure of any Work Product to be completed at a level commensurate with industry standards, provided that (a) Farmers promptly provides to McCamish written notice of any such claim, and (b) if the claim falls under (1) above, Farmers reasonably cooperates with McCamish in the defense or settlement of any such claim or action. In the event Farmers' use of the Work Product is enjoined by any court of competent jurisdiction, then McCamish's sole liability and Farmers' exclusive remedy pursuant to this Section 8.3 shall be, at McCamish's option, to: (i) obtain the right to continue the use of the items so enjoined, or (ii) provide Farmers with substitute items that do not infringe any third party intellectual property rights and are functionally the equivalent of the enjoined items.

         8.4 Services and Work Product. McCamish represents and warrants that all Services and the Work Product shall be provided in a workmanlike manner and in accordance with the Specifications as set forth in the Work Order. McCamish shall, at no additional cost to Farmers:



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

(i) identify the cause of any failure of the Work Product to conform in all respects to the Specifications (an "Error"); and (ii) make programming changes to correct the Error.

         8.5 Year 2000. McCamish represents and warrants that the Work Product delivered under this Agreement is designed to be used prior to, during and after the calendar year 2000 A.D., and that any software, systems or programs that are part of the Work Product, including any software, systems or programs created or modified by third-party vendors of McCamish, will operate during each such time period without material error relating to date data including, but not limited to, any error relating to, or the product of, date data which represents or references different centuries or more than one century. Without limiting the foregoing, McCamish further represents and warrants that: (i) such software, systems or programs that are part of the Work Product, including any software, systems or programs created or modified by third-party vendors of McCamish, will not abnormally end or provide invalid or incorrect results as a result of date data, including, but not limited to, date data which represents or references different centuries or more than one century; (ii) the software, systems, or programs that are part of the Work Product, including any software, systems or programs created or modified by third-party vendors of McCamish, have been designed to ensure year 2000 compatibility, including, but not limited to, date data century recognition, calculations which accommodate same century and multi-century formulas and date values, and date data interface values that reflect the century; and (iii) the software, systems or programs that are part of the Work Product, including any software, systems or programs created or modified by third-party vendors of McCamish, include "Year 2000 Capabilities." For the purposes of this paragraph, "Year 2000 Capabilities" means that such software, systems or programs:

              (i) will manage and manipulate data involving dates, including single century formulas and multi-century formulas, and will not cause any abnormally ending scenario within the application or generate incorrect values or invalid results involving such dates; and

              (ii) provide that all date-related user interface functionalities and data fields include the indication of century; and

              (iii) provide that all date-related data interface functionalities include the indication of century.

         McCamish also represents and warrants that its internal processes and computer systems including, but not limited to, its software design, shipping, invoicing, accounts receivable, and internal support systems, are year 2000 compliant to the extent that such processes and/or systems could impact the performance of McCamish's obligations to Farmers under this Agreement.

         8.6  Additional Representations and Warranties.

              (i) Organization and Good Standing. Each party hereto represents and warrants that it is a corporation duly organized, validly existing and in good standing under the



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laws of the jurisdiction in which it was formed, has all requisite power to carry on its businesses as it is now being conducted and is qualified to be do business in each jurisdiction in which it is required to be so qualified, and is in good standing in each jurisdiction in which such qualification is necessary under applicable law.

              (ii) Authorization. Each party represents and warrants that when executed and delivered this Agreement will be the valid and binding obligation of such party enforceable in accordance with its terms.

              (iii) No Conflicts. Each party hereto represents and warrants that the consummation of the transactions contemplated herein, and the fulfillment of the terms of this Agreement, do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice of lapse of time) a default under, the articles of incorporation or by-laws of such party, or any indenture, agreement, mortgage, deed of trust, or other instrument to which such party is a party or by which it is bound, or violate any law, order, rule or regulation applicable to such party.

              (iv) Systems and Personnel. McCamish represents and warrants that it has allotted adequate facilities, systems, controls, processes, computers, programs, software, hardware, plans, policies, procedures, personnel and other resources to perform the Services and develop the Work Product under this Agreement in accordance with those standards prevailing in the variable insurance products industry and in compliance with applicable law.

              (v) Litigation. Each party represents and warrants that it is not subject to any current or pending litigation which would impair its ability to carry out its responsibilities and obligations under this Agreement.

         8.7 DISCLAIMER OF WARRANTY. EXCEPT FOR THE LIMITED WARRANTIES EXPRESSLY PROVIDED UNDER THIS SECTION, MCCAMISH EXPRESSLY DISCLAIMS, AND FARMERS HEREBY EXPRESSLY WAIVES, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.       LIMITATION OF LIABILITY:

         NEITHER MCCAMISH NOR FARMERS SHALL HAVE ANY LIABILITY OF ANY KIND ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF FOR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OF ANY KIND, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL EITHER PARTY'S LIABILITY FOR ANY REASON AND UPON ANY CAUSE OF ACTION WHATSOEVER EXCEED THREE TIMES THE AMOUNT FARMERS HAS PAID TO MCCAMISH WITH RESPECT TO THE SPECIFIC WORK PRODUCT FOR WHICH



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SUCH CLAIM IS MADE.


10.      PROPRIETARY, CONFIDENTIAL AND TRADE SECRET INFORMATION:

         10.1 Ownership of Work Product.

         All Work Product, including, but not limited to all software, programs, models, documentation, source code, and object code, and all rights, title and interest in and to the Work Product, including, but not limited to, all patent rights, copyrights, trade secrets, trademarks, service marks and other proprietary rights inherent therein or appurtenant thereto, created in the course of performance of services hereunder, shall be the exclusive property of McCamish. However, if Farmers purchases from McCamish a license to use the VPAS(R) Life Insurance System in the future, McCamish hereby grants Farmers and all of its affiliates and exchanges a fully paid, royalty-free, non-exclusive, and worldwide perpetual license to use the Work Product. If Farmers purchases a license to use the VPAS(R) Life Insurance System, it agrees that it shall not sell or disclose the Work Product to any third parties other than its affiliates and exchanges. McCamish shall acquire no rights to Farmers' Confidential Information, all of which is, and shall remain, proprietary to Farmers.

         10.2 McCamish Proprietary Materials. Farmers acknowledges that McCamish may use pre-existing McCamish Proprietary Materials (as defined herein) in the performance of the Services and in developing the Work Product. McCamish shall exclusively retain all title to McCamish Proprietary Materials, including all copies thereof and all patent rights, copyrights, trade secrets, trademarks, service marks and other proprietary rights inherent therein and appurtenant thereto, and related goodwill and confidential and proprietary information. Farmers shall not, by virtue of this Agreement, acquire any proprietary rights whatsoever in McCamish Property Materials, which shall be the sole and exclusive property of McCamish. The "McCamish Proprietary Materials" shall mean all proprietary information, data and knowledge furnished or made available by McCamish to Farmers and copies thereof, whether in oral, written, graphic electronic or machine-readable form, including without limitation, source code, file layouts, report layouts, designs, plans, specifications, flow charts, techniques, methods, processes, procedures, formulas, discoveries, inventions, improvements, charts, diagrams, graphs, models, sketches, writings or other technical data, research or information, and all trade secrets and other proprietary ideas, concepts, know-how and methodologies.

         10.3 McCamish Confidential and Trade Secret Information. Farmers acknowledges that the VPAS(R) Life Insurance System (specifically including, but not limited to, the design, programming techniques, source code and documentation thereof) are commercially valuable proprietary products of McCamish, the design and development of which involved the expenditure by McCamish of substantial amounts of money and the use of skilled development experts over a long period of time. Farmers further acknowledges that the Work Product (specifically including, but not limited to, the design, programming techniques, source code and documentation thereof) constitute CONFIDENTIAL INFORMATION AND TRADE SECRETS which are disclosed to Farmers on a confidential basis pursuant to this Agreement and are to be



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

used only for purposes of fulfilling its obligations under this Agreement, unless Farmers purchases a license to use the VPAS(R) Life Insurance System in the future as discussed in Section 10.1 above. Farmers shall use all reasonable precautions to prevent the VPAS(R) Life Insurance System or Work Product from being acquired by, or disclosed to, unauthorized persons to the same extent that it protects its own confidential information and trade secrets. Except as necessary to fulfill the purposes of this Agreement, Farmers shall not make the Work Product available in any form, to any other party, including, without limitation, third-party consultants, without the prior written consent to McCamish; notwithstanding the foregoing, however, if Farmers purchases a license to use the VPAS(R) Life Insurance System in the future as discussed in Section
10.1 above, Farmers, its affiliates and its exchanges may use the Work Product.

         10.4 Farmers' Confidential and Trade Secret Information. All information relating to prospects, leads or current variable insurance product contract owners or policy owners of Farmers acquired by McCamish shall be the exclusive property of Farmers. McCamish acknowledges that it and its employees may, in the course of performing their responsibilities under this Agreement be exposed to or acquire information which is proprietary to or confidential to Farmers or its affiliates or their clients or to third parties to whom Farmers owes a duty of confidentiality. ANY AND ALL INFORMATION OF ANY FORM OBTAINED BY MCCAMISH OR ITS EMPLOYEES IN THE PERFORMANCE OF THIS AGREEMENT SHALL BE DEEMED TO BE FARMERS CONFIDENTIAL AND PROPRIETARY INFORMATION including, but not limited to, (i) Farmers' business methods, policies, products, personnel, operations, systems, financial records, procedures, processes, practices, and strategies; (ii) all compilation of data, information, or other documents provided to McCamish by Farmers; (iii) all information regarding Farmers' customers and the nature of Farmers' relationship with its customers (iv) confidential, proprietary or trade secret information submitted by Farmers' suppliers, consultants or co-venturers or other agents to Farmers for study, evaluation or use; and (v) any other information concerning Farmers not generally known to the public. McCamish agrees to hold such information in strict confidence and not to copy, reproduce, sell, assign, license, market, transfer or otherwise dispose of, give or disclose such information to third parties or to use such information for any purposes whatsoever other than the provision of services to Farmers as contemplated by this Agreement and to advise each of its employees who may be exposed to such proprietary and confidential information of their obligations to keep such information confidential. McCamish shall not utilize, or permit to be utilized, its knowledge of Farmers or its knowledge of Farmers' clients, which is derived as a result of any relationship created through this Agreement, except to the extent necessary to fulfill the purposes of this Agreement or except as expressly permitted by the prior written consent of Farmers.

         Confidential information shall not be deemed to include information which is (1) in or becomes part of the public domain other than by disclosure by McCamish in violation of this Agreement, (2) demonstrably known to McCamish previously, (3) independently developed by McCamish outside of this Agreement or
(4) rightfully obtained by McCamish from third parties. It is understood and agreed that in the event of a breach of this Section Farmers shall be entitled to injunctive relief to restrain any such breach, threatened or actual.


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         10.5 Assistance and Injunctive Relief. In the event Farmers or McCamish is made aware of any actual or potential violation of this Section 10, it shall notify the other immediately and will provide any assistance reasonably requested by the other in investigating or remedying any actual or potential violations of this Section 10. The parties acknowledge that in the event of a breach of this Section 10, the aggrieved party will suffer irreparable harm for which no adequate remedy at law exists and shall be entitled to injunctive relief to restrain any such breach, threatened or actual.

11.      ASSIGNMENT AND DELEGATION:

         Neither party shall assign this Agreement or its rights hereunder other than to companies controlling, controlled by or under common control with such party. Nor shall Farmers or McCamish delegate any of its duties under this Agreement, without in each instance first obtaining the written consent of the other party. Any attempt to so assign or delegate without such consent shall be void and of no force and effect and shall constitute a material breach of this Agreement. This Agreement shall be binding upon the parties and their permitted respective assigns or successors in interests.

12.      FORCE MAJEURE:

         Neither party shall be in default of this Agreement to the extent that the performance of its obligations under this Agreement is delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, strike, riot, act of war, restricting legislation, embargo, blockade, work stoppage, or any other like cause beyond the control of such party, provided that such causes shall not relieve Farmers of its payment obligations as set forth in Sections 3 and 4 (except that Farmers shall not be required to make payments for services not rendered by reason of such a force majeure condition).

13.      ENTIRE AGREEMENT:

         This Agreement, together with the Work Orders and Change Requests attached hereto, constitutes the entire agreement of the parties hereto with respect to the subject matter herein and supersedes all previous proposals, communications, writings, advertisements, agreements and understandings, written or oral, between the parties.

14.      MODIFICATIONS:

         This Agreement, together with the Work Orders and Change Requests attached hereto, may not be modified or amended, in whole or in part, except by written amendment signed by both parties.


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


15.      SEVERABILITY:

         In the event that any one or more of the provisions contained in this Agreement or in any document, instrument or agreement relating hereto, should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby.

16.      COUNTERPARTS:

         The Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.

17.      WAIVER:

         The waiver or failure of either party to insist upon strict compliance with any of the provisions of this Agreement or to exercise any right, in any respect, provided for herein shall not be deemed a waiver of any provision or right hereunder. Waiver by a party of any obligation owed to it by the other party shall not constitute a waiver of any other obligations owed to such party.

18.      CHOICE OF LAW AND JURISDICTION:

         This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Georgia. Farmers hereby consents to the sole and exclusive jurisdiction of the appropriate federal or state court in Atlanta, Fulton County, Georgia.

19.      NOTICES:

         All notices and other communication provided for under this Agreement shall be in writing and mailed by United States Certified Mail, Return Receipt Requested or by a nationally recognized overnight delivery service, delivery charges paid, to the parties hereto at the addresses set forth above or at such other address as shall be designated by a party in a written notice to the other party. Except as expressly stated in this Agreement, all such notices and communications shall be effective when deposited in the U.S. mail or delivered to the nationally recognized delivery service, addressed as aforesaid, except that notices of change of address shall not be effective until received.

20.      REMEDIES:

         Unless otherwise specified herein, the rights and remedies of both parties set forth in this Agreement are not exclusive and are in addition to any other rights and remedies available to the parties at law or in equity.


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


21.      HEADINGS:

         The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

22.      NO THIRD-PARTY BENEFICIARIES:

         The parties agree that this Agreement is for the benefit of the parties hereto and is not intended to confer any rights or benefits on any third party, and that there are no third-party beneficiaries as to this Agreement or any part or specific provision of this Agreement.

23.      SURVIVAL:

         The obligation of the parties under Sections 2.5, 2.6, 2.7, 3, 4, 8.2, 8.3, 8.4, 8.5, 9, 10.1, 10.2, 10.3, 10.4, 10.5, 11, 13, 17, 18, 20, 22, and 23
of this Agreement shall survive termination of this Agreement.


Farmers New World Life Insurance Company             McCamish Systems, L.L.C.





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(Authorized Signature)                               (Authorized Signature)



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(Printed Name and Title)                             J. Gordon Beckham, Jr., Vice
Chairman



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(Date)                                               (Date)